Exhibit 10.5

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this “Amendment”) is made as of the __ day of June, 2013, by and between SUN LIFE ASSURANCE COMPANY OF CANADA, a Canadian corporation (“Landlord”), and BAXANO SURGICAL, INC., a Delaware corporation (“Tenant”) (NASDAQ symbol BAXS).

Landlord and Tenant, as successor in in interest to TranS1, Inc., are parties to that certain Office Lease dated October _, 2012 (the “Lease”), pursuant to which Landlord leases to Tenant approximately 4,358 rentable square feet known as Suite 230 (the “Original Premises”) in the building owned by Landlord known as Horizon IV, with a street address of 110 Horizon Drive, Raleigh, North Carolina. Landlord and Tenant now wish to amend the Lease.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Lease is hereby amended and the parties hereto do hereby agree as follows:

1.             Recitals; Definitions. The foregoing recitals are true, correct and complete and are hereby incorporated in this Amendment by this reference. Capitalized terms used herein and not otherwise defined herein shall have the meanings given them in the Lease.

2.             Expansion Premises. Effective as of the Expansion Commencement Date (as defined below), Landlord leases to Tenant and Tenant leases from Landlord the additional areas known as Suite 210, consisting of 6,745 rentable square feet, and Suite 130, consisting of 1,759 square feet, which space is shown on Exhibit A attached hereto and incorporated herein by this reference (collectively, the “Expansion Premises”). As of the Expansion Commencement Date and except as expressly set forth herein, all references to the “Premises” in the Lease shall be deemed to refer to the Original Premises and the Expansion Premises and shall consist of an aggregate of 12,862 rentable square feet.

3.             Expansion Commencement Date. The “Expansion Commencement Date” shall mean the earlier of (i) October 1, 2013 or (ii) the first business day after Landlord delivers the Expansion Premises with the Tenant Improvements (as defined below) substantially completed (net of any Tenant delays).

4.             Extension Term. The term of the Lease for the Premises (Original Premises and Expansion Premises) is hereby extended (the “Extension Term”) until the date which is seventy four (74) months after the Expansion Commencement Date.

5.             Rent.

(a)          Base Rent: Expansion Premises. The Base Rent payable during the Extension Term for the Expansion Premises only shall be as follows:

Months	Monthly Rent	Annual Rent	Rent PRSF
1- 2	$0.00	$0.00	$0.00
3-12	$14,279.63	$171,355.60	$20.15
13-24	$14,708.02	$176,496.27	$20.75
25-36	$15,149.26	$181,791.16	$21.38
37-48	$15,603.74	$187,244.89	$22.02
49-60	$16,071.85	$192,862.24	$22.68
61-72	$16,554.01	$198,648.10	$23.36
73-74	$17,050.63	$204,607.55	$24.06

(b)          Base Rent: Existing Premises. The Base Rent for the Existing Premises shall be as currently set forth in the Lease through June 10, 2018, and thereafter shall increase by three percent (3%) per annum.

(c)          Operating Expenses. Effective as of the Expansion Commencement Date, Tenant’s Percentage shall be adjusted to 27.52%.

6.             Condition.

(a)          Prior to delivering the Premises to Tenant, Landlord shall install the tenant improvements to the Premises as depicted on the space plan and specifications (if any) (collectively, the “Plan”) prepared by _______________________ dated ______________, 2013 (the “Tenant Improvements”). Landlord shall cause the Tenant Improvements to be installed in accordance with the Plan and all applicable permits, approvals, codes, ordinances and regulations, in a good and workmanlike manner, using Building-standard materials unless otherwise specified in the Plan, free of all liens, by a licensed contractor. Once installed, the Tenant Improvements shall be a part of the Premises and the sole property of Landlord. Landlord shall obtain bids from three (3) reputable general contractors and select the lowest bid. In selecting the general contractor, Landlord agrees to cooperate with any project manager retained by Tenant, at Tenant’s expense, and to work with Tenant to adjust the scope of work to Tenant’s construction budget.

(b)          Landlord shall provide Tenant a tenant allowance of up to Fifteen Dollars ($15.00) per rentable square foot (the “Tenant Allowance”) for design, permitting, construction and supervision of the Tenant Improvements to the Premises. Any costs of the Tenant Improvements in excess of the Tenant Allowance shall be paid by Tenant to Landlord, as additional rent, within thirty (30) days after substantial completion of the Tenant Improvements (as “substantial completion” is defined in Exhibit C to the Lease). Any amount not used by Landlord for the Tenant Improvements shall be retained by Landlord. The costs of the Tenant Improvements shall include the actual costs of construction (including the overhead and profit of Landlord’s contractor), all construction management fees of Landlord’s property manager, the costs of all permits and approvals, and all design costs and other charges by Landlord’s architects and engineers. The parties acknowledge that the construction management fees of Landlord’s property manager equal three percent (3%) of the total project costs. The early access provisions of Section 4.4 of the Lease shall apply to the Expansion Premises.

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(c)          Landlord shall notify Tenant in writing of the substantial completion of the Tenant Improvements. Within three (3) days after receipt of such notice, Tenant shall inspect the Expansion Premises and provide Landlord with a punch list of uncompleted items; delivery of the punch list shall not, however, delay the Expansion Commencement Date (which may occur prior to completion of the Tenant Improvements). Tenant shall be deemed to have approved all work not listed in the punch list (other than latent defects). The punch list items shall be completed by Landlord within thirty (30) days, subject to availability of labor and materials.

(d)          Tenant shall purchase (not using the Tenant Allowance) and thereafter maintain, repair and replace the supplemental HVAC unit for Tenant’s server room, which shall be installed by Landlord’s general contractor during installation of the Tenant Improvements.

7.             Use. The Expansion Premises shall be used by Tenant only for offices, storage and sterilization of instruments, which shall be delivered and sent in a decontaminated (no blood) form using sealed boxes.

8.             Security Deposit. Upon full execution hereof, as a condition to the effectiveness of this Amendment (in addition to the existing Security Deposit under the Lease), Tenant shall deliver to Landlord an irrevocable letter of credit issued by a major banking institution reasonably acceptable to Landlord (the "Bank") in the amount of $150,000 having an expiration date three (3) months after the expiration of the Lease term (or a self-renewal provision which extends the final expiration date to three (3) months after the expiration of the Lease term), and otherwise in form and content acceptable to landlord in its discretion. The letter of credit shall provide that Landlord may draw from time to time upon such letter to the extent that Landlord certifies to the Bank as to any one or more of the following: (a) that Landlord is owed Base Rent or additional rent, or both, or other amounts which Tenant is obligated to pay under the Lease which remain unpaid beyond applicable grace periods, (b) that the letter of credit has not been renewed or replaced as required below, or (c) that a default beyond applicable grace periods has occurred under the Lease. Such letter of credit shall be replaced or renewed, and such replacement or renewal letter of credit shall be delivered to Landlord, not later than thirty (30) days prior to expiration thereof. If Landlord draws upon the letter of credit to satisfy any obligation of Tenant hereunder, Tenant shall immediately upon request by Landlord deliver a replacement letter of credit to Landlord or otherwise restore the Security Deposit to its original amount. In the event the letter of credit is drawn upon by Landlord because such letter of credit is about to expire and has not been replaced or renewed by Tenant in accordance with the provisions of this Section, the proceeds of such letter of credit and all interest accrued thereon shall be held in escrow by Landlord or its agent as security for Tenant's obligations hereunder until such time as Tenant shall have delivered Landlord a replacement letter of credit. Upon thirty (30) days prior notice from Landlord, Tenant shall cooperate with Landlord in transferring the letter of credit to a grantee or transferee and, if necessary, shall deliver a replacement letter of credit if such letter of credit is not otherwise transferable.

9.             Brokers. Landlord and Tenant acknowledge that Avison Young is acting as broker for Landlord and shall be paid a commission pursuant to a separate agreement with Landlord, and Jones Lang LaSalle is acting as broker for Tenant and shall be paid a commission pursuant to a separate agreement. Tenant hereby indemnifies and holds harmless Landlord from any claim from any third party claiming to be Tenant’s agent and therein demanding a fee for the transaction contemplated by this Amendment, and Landlord hereby indemnifies and holds harmless Tenant from any claim from any third party claiming to be Landlord’s agent and therein demanding a fee for the transaction contemplated by this Amendment.

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10.          Entire Agreement. This Amendment and the Lease represent the entire agreement between the parties hereto. Landlord and Tenant agree that there are no collateral or oral agreements or understandings between them with respect to the Premises. This Amendment supersedes all prior negotiations, agreements, letters or other statements with respect to the Premises.

11.          No Further Modifications. Except as expressly amended and modified hereby, the Lease shall otherwise remain in full force and effect, the parties hereto hereby ratifying and confirming the same. To the extent of any inconsistency between the Lease and this Amendment, the terms of this Amendment shall control. Landlord and Tenant hereby confirm that there are no defaults under the Lease.

12.          OFAC. Neither Tenant nor, to Tenant's actual knowledge without inquiry (i) its direct parent or any of its subsidiaries, (ii) any of their respective partners, or members, shareholders or other equity owners, or (iii)any of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

13.          Counterpart Execution. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which when attached together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the duly authorized representatives of the parties herein have hereunto set their hands and seals, the day and year first above written.

TENANT:	LANDLORD:

Baxano Surgical, Inc.	Sun Life Assurance Company of Canada

By:	By:

Name:	Name:

Title:	Title:

By:

Name:

Title:

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EXHIBIT A

DRAWING OF EXPANSION PREMISES

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